Exhibit 99.3

The following message was issued on July 27, 2009 to all employees of Harleysville National Corporation.

First Niagara Financial Group &

Harleysville National Corporation

July 27, 2009

Key Messages

•	First Niagara Financial Group, Inc., through its wholly-owned subsidiary, First Niagara Bank, has assets of $11.6 billion, deposits of $6.2 billion and 113 branches across upstate New York.

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First Niagara Financial Group’s acquisition of Harleysville National Corporation makes sense for both companies, and creates value for customers, employees, shareholders and the communities in which Harleysville does business.

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First Niagara’s strong balance sheet, profitability, acquisition track record and experienced integration teams ideally position it to continue executing its growth strategy by capitalizing on the opportunity to enter the vibrant Philadelphia-area by joining forces with Harleysville.

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As recent monthly and quarterly performance illustrates, First Niagara is able to successfully and simultaneously deliver organic growth, remain very profitable without straying from its credit discipline, sustain its strong capital position, and keep its western Pennsylvania branch acquisition on schedule for completion in September.

•	This deal is consistent with First Niagara’s strategy of leveraging its strong capital base to enter markets with considerable growth potential.

•	Harleysville’s successful fee-based business lines of Millennium Wealth Management, Cornerstone Companies and BeneServ are attractive distinguishing characteristics to First Niagara.

•	Over the last several months, First Niagara has built a scalable operating platform, capable of supporting a much-larger, multi-state organization.

•	First Niagara plans to retain all customer-facing employees of Harleysville. Integration of back office staff will take place over time.

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First Niagara currently has regional market centers. Each has a locally-based Regional President enabling significant local decision-making autonomy on loans and other financial services to meet the needs of local customers. The location of the eastern Pennsylvania regional office has not yet been determined.

•	It is First Niagara’s intent to keep all of the Harleysville National and East Penn Bank branches it is acquiring open.

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Much like Harleysville and East Penn, First Niagara is a strong, community-based regional bank that provides the highest level of customer service to its customers. Also like Harleysville and East Penn, First Niagara has a commendable track record of being a leading community partner in the markets it serves.

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For First Niagara, this transaction is a logical next step in the company’s strategy to selectively grow by expanding the bank’s geographic footprint. Eastern Pennsylvania is attractive because of the demographics of the region, the market conditions and the anticipated development of long-term business opportunities.

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The introduction of First Niagara into the eastern Pennsylvania marketplace on the heels of its move into the western Pennsylvania marketplace reinforces its commitment to being a leading financial institution in Pennsylvania.

•	Harleysville will benefit from First Niagara’s proven management and underwriting discipline to improve profitability and expand Harleysville’s product set and distribution.

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For Harleysville, the transaction provides an opportunity to focus on the business of building the bank in the current credit environment. Coming together under First Niagara’s performance-oriented culture will permit Harleysville to attempt to capture additional market share and remove the regulatory and other issues that have been a distraction from business as usual.